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                                                                     EXHIBIT 5.1

   [Letterhead of Wilson Sonsini Goodrich & Rosati, Professional Corporation]


                                  June 27, 2001


Cardiac Pathways Corporation
995 Benecia Avenue
Sunnyvale, California 94086

         RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about June 27, 2001 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of an aggregate of 500,000 shares of common stock, par value $0.001, of Cardiac Pathways Corporation (the "Shares"), reserved for issuance under the 2000 Stock Plan (the "2000 Plan"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the 2000 Plan.

         It is our opinion that the Shares will be, when issued and sold in the manner referred to in the 2000 Plan, legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto. In giving such consent, we do not consider that we are "experts" within the meaning of such term as used in the Securities Act, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

                                    Very truly yours,

                                    WILSON SONSINI GOODRICH & ROSATI
                                    Professional Corporation